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                                                                   EXHIBIT 99.1

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

Zany Brainy, Inc. ("Zany Brainy") was a leading specialty retailer of high quality toys, games, books and multimedia products for children that, as of August 4, 2001, had 187 stores operating in 34 states.

On May 15, 2001, Zany Brainy and five of its subsidiaries (collectively, the "Debtors") filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the "Filing").

As a result of the Filing, Zany Brainy is now required to file periodically with the Bankruptcy Court various documents, including certain financial information on an unconsolidated basis. This information includes statements of financial affairs, schedules of assets and liabilities, and monthly operating reports in forms prescribed by federal bankruptcy law.

Zany Brainy cautions that such materials are prepared according to requirements of federal bankruptcy law. While they accurately provide then-current information required under federal bankruptcy law, they are nonetheless unconsolidated, unaudited, and are prepared in a format different from that used in our consolidated financial statements filed under the securities laws. Accordingly, Zany Brainy believes that the substance and format do not allow meaningful comparison with Zany Brainy's regular publicly-disclosed consolidated financial statements.

The materials filed with the Bankruptcy Court are not prepared for the purpose of providing a basis for an investment decision relating to Zany Brainy stock, or for comparison with other financial information filed with the Securities and Exchange Commission.

Most of the Debtors' filings with the Bankruptcy Court are available to the public at the office of the Clerk of the Bankruptcy Court. Those filings may also be obtained through private document retrieval services. Zany Brainy undertakes no obligation to make any further public announcement with respect to the documents filed with the Bankruptcy Court or any matters referred to in them.

Recent Developments

On August 16, 2001, Zany Brainy announced that it had agreed to sell substantially all of its assets to The Right Start, Inc. (the "Right Start"). The Bankruptcy Court approved the transaction with Right Start and it was completed in the beginning of September. Under the terms of the transaction, the Right Start acquired substantially all of the assets of Zany Brainy in exchange for $11.7 million in cash, approximately $90 million in the assumption of certain liabilities, including Zany Brainy's DIP Facility, and the issuance of 1.1 million shares of The Right Start, Inc. common stock.

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On January 18, 2002, the Bankruptcy Court approved the Debtors disclosure statement including its proposed plan of liquidation. The hearing for confirmation of the plan of liquidation is currently scheduled for March 6, 2002. The proposed plan of liquidation provides that proceeds from the transaction with Right Start will be used to pay the Debtors' liabilities. Zany Brainy shareholders will not receive any of the proceeds from the Right Start transaction.

Results of Operations

The following table sets forth Zany Brainy financial data expressed as a percentage of net sales, and operating data for the periods indicated.



                                          Thirteen Weeks Ended               Twenty-Six Weeks Ended
                                    --------------------------------    --------------------------------
                                    August 4, 2001     July 29, 2000    August 4, 2001     July 29, 2000
                                    --------------     -------------    --------------     -------------
Net sales                                    100.0%            100.0%            100.0%            100.0%
Cost of goods sold /1/                        98.9              90.9              91.7              85.8
                                    --------------     -------------    --------------     -------------

Gross profit                                   1.1               9.1               8.3              14.2
Selling, general, and
  administrative expenses                     41.4              36.5              40.3              37.5
Merger and integration costs                                    13.7                                 7.3
                                    --------------     -------------    --------------     -------------
Operating loss                               (40.3)            (41.1)            (32.0)            (30.6)
Interest expense, net                         (6.5)             (1.2)             (4.5)             (0.8)
Equity loss in joint venture                   0.0              (8.1)              0.0              (4.3)
                                    --------------     -------------    --------------     -------------
Loss before reorganization costs
  and income tax benefit                     (46.8)            (50.3)            (36.5)            (35.7)
Reorganization costs                          (4.6)              0.0              (3.7)              0.0
                                    --------------     -------------    --------------     -------------
Loss before tax benefit                      (51.4)            (50.3)            (40.2)            (35.7)
Income tax benefit                             0.0              19.4               0.0              13.7
                                    --------------     -------------    --------------     -------------
Net loss                                     (51.4)%           (30.9)%           (40.2)%           (22.0)%
                                    ==============     =============    ==============     =============
Comparable store sales /2/                   (14.5)%            (8.5)%           (11.8)%           (14.3)%

Total number of stores open                    187               171               187               171
  at end of period

Stores opened (closed)
  during the period, net /3/                     0                 5                (1)               10


---------------------------
/1/ Cost of goods sold includes buying, distribution and occupancy costs. /2/ A store becomes comparable in the 14th full month of store operations. /3/ One store was closed during the first quarter of 2001.

Thirteen Weeks Ended August 4, 2001 Compared to Thirteen Weeks Ended July 29,
2000

     NET SALES. Net sales decreased $5.1 million, or 7%, to $66.6 million for the thirteen weeks ended August 4, 2001, from $71.7 million for the comparable 2000 period. The decrease was primarily due to a 15% comparable store sales decrease of $10.1 million, partially offset by sales from 16 new store openings
(net) since the 2nd quarter of 2000. The decrease in comparable store sales for the period is primarily attributable to reduced merchandise receipts. As a result of Zany Brainy's financial difficulties, many vendors have reduced merchandise shipment quantities and payment terms.

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     GROSS PROFIT. Gross profit includes all buying, distribution and occupancy costs. Gross profit decreased $5.8 million, or 89.0%, to $0.7 million for the thirteen weeks ended August 4, 2001, from $6.5 million for the same period last year. The decrease was primarily attributable to higher cost of goods sold from increased freight-in costs and higher inventory shrinkage, and the inability to leverage store occupancy, buying and distribution costs over the decrease in store sales. Gross profit decreased to 1.1% of net sales for the period, from 9.1% for the comparable 2000 period.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses include all direct store level expenses and all corporate level costs not directly associated with or allocable to cost of sales. Selling, general and administrative expenses increased $1.9 million, or 6.6%, to $28.0 million for the thirteen weeks ended August 4, 2001, from $26.2 million for the same period last year. The increase is primarily related to the additional 16 stores (net) in the second quarter of fiscal year 2001 compared to the same period last year, partially offset by lower corporate and store pre-opening expenses.

     MERGER AND INTEGRATION COSTS. During the thirteen weeks ended July 29, 2000, Zany Brainy recognized pre-tax merger-related costs totaling $18.5 million of which $8.7 million was included in costs of goods sold and $9.8 million was related to professional fees, severance and change in control costs, and other expenses. These costs were incurred in conjunction with Zany Brainy's acquisition of Noodle Kidoodle, Inc. in the second quarter of fiscal year 2000.

     INTEREST EXPENSE, NET. Net interest expense was approximately $4.3 million for the period, an increase of $3.5 million from the comparable period in 2000. This increase was due to an increase in borrowings under Zany Brainy's credit facility and higher interest rates.

     EQUITY LOSS IN JOINT VENTURE. Zany Brainy's e-commerce joint venture was dissolved at the end of fiscal 2000. As a result, there was no equity loss in joint venture incurred during the thirteen weeks ended August 4, 2001 versus $5.8 million incurred during the comparable period of the previous year,

     REORGANIZATION COSTS. During the thirteen weeks ended August 4, 2001, Zany Brainy incurred reorganization costs of $3.1 million related to the Filing consisting primarily of professional fees.

     INCOME TAX BENEFIT. A 100% valuation allowance was established during the thirteen weeks ended August 4, 2001 for the tax benefit generated in the period due to Zany Brainy's net loss. This is based on management's assessment that it is not more likely than not that the net deferred tax asset generated during the period will be realized. For the comparable thirteen week period in 2000, we recorded an income tax benefit of $13.9 million.

Twenty-Six Weeks Ended August 4, 2001 Compared to Twenty-Six Weeks Ended July 29, 2000

     NET SALES. Net sales decreased $2.4 million, or 2%, to $132.7 million for the twenty-six weeks ended August 4, 2001, from $135.2 million for the comparable 2000 period. The decrease was primarily due to a 12% comparable store sales decrease of $15.6 million, partially offset by sales from 16 new store openings (net) since the second quarter of 2000. The decrease in comparable store sales for the period is primarily attributable to reduced merchandise receipts. As a result of Zany Brainy's financial difficulties, many vendors have reduced merchandise shipment quantities and payment terms.

     GROSS PROFIT. Gross profit includes all buying, distribution and occupancy costs. Gross profit decreased $8.2 million, or 42.7%, to $11.0 million for the twenty-six weeks ended August 4, 2001, from $19.2 million for the same period last year. The decrease was primarily attributable to higher cost of goods sold from increased freight-in costs and higher inventory shrinkage, and the inability to leverage store occupancy, buying and distribution costs over the decrease in comparable store sales. Gross profit decreased to 8.3% of net sales for the period, from 14.2% in the comparable period in 2000.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses include all direct store level expenses and all corporate level costs not directly associated with or

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allocable to cost of sales. Selling, general and administrative expenses increased $3.2 million, or 6.0%, to $54.0 million for the twenty-six weeks ended August 4, 2001, from $50.7 million for the same period in 2000. The increase is primarily related to the additional 16 stores (net) in the second quarter of fiscal year 2001 compared to the same period last year, partially offset by lower corporate and store pre-opening expenses.

     MERGER AND INTEGRATION COSTS. During the thirteen weeks ended July 29, 2000, Zany Brainy recognized pre-tax merger-related costs totaling $18.5 million of which $8.7 million was included in costs of goods sold and $9.8 million was related to professional fees, severance and change in control costs, and other expenses. These costs were incurred in conjunction with Zany Brainy's acquisition of Noodle Kidoodle, Inc. in the second quarter of fiscal year 2000.

     INTEREST EXPENSE, NET. Net interest expense was approximately $6.0 million for the period, an increase of $4.9 million from the comparable period in 2000. This increase was due to an increase in borrowings under Zany Brainy's credit facility and higher interest rates.

     EQUITY LOSS IN JOINT VENTURE. Zany Brainy's e-commerce joint venture was dissolved at the end of last year. As a result, there was no equity loss in joint venture incurred during the twenty-six weeks ended August 4, 2001 versus $5.8 million incurred during the comparable period of the previous year.

     REORGANIZATION COSTS. During the twenty-six weeks ended August 4, 2001, Zany Brainy incurred reorganization costs of $4.9 million related to the Filing consisting primarily of professional fees.

     INCOME TAX BENEFIT. A 100% valuation allowance was established during the twenty-six weeks ended August 4, 2001 for the tax benefit generated in the period due to Zany Brainy's net loss. This is based on management's assessment that it is not more likely than not that the net deferred tax asset generated during the period will be realized. For the comparable twenty-six week period in 2000, we recorded an income tax benefit of $18.6 million.

LIQUIDITY AND CAPITAL RESOURCES

Zany Brainy's main sources of liquidity have been cash flows from operations and borrowing under Zany Brainy's credit facilities.

Net cash provided by operating activities was $2.6 million for the twenty-six weeks ended August 4, 2001 compared to net cash used in operating activities of $36.8 million for the same period for the previous year. This change is primarily due to a decrease in inventories, resulting from many vendors having reduced merchandise shipment quantities due to Zany Brainy's financial difficulties, and an increase in accounts payable the resulting from Zany Brainy's inability to pay pre-prepetition trade vendor amounts.

Net cash used in investing activities was $0.9 million for the twenty-six week period ending August 4, 2001, a decrease of $15.5 million compared to the same period for the previous year. This decrease was due primarily to lower purchases of property, plant and equipment due to no new store development in the first six months of fiscal year 2001 compared to the opening of 10 new stores in the first six months of fiscal year 2000. Additionally, during the twenty-six week period last year, an investment was made in Zany Brainy's e-commerce joint venture versus none this year. The Internet joint venture was dissolved and liquidated in December 2000.

Net cash used in financing activities was $0.2 million for the twenty-six weeks ended August 4, 2001 compared to cash provided by financing activities of $31.3 million for the same period for the previous year. The change was primarily a result of decreased borrowings under Zany Brainy's line of credit.

On February 28, 2001, Congress Financial Corporation ("Congress") asserted that Zany Brainy was in default under the three-year credit facility (the "Credit Facility") it had entered into in July 2000. As a result of the defaults asserted by the bank, outstanding borrowings under the Credit Facility began to accrue interest at a rate equal to 2% above the highest alternative pre-default rates (the "Default Rate"). Under the Credit

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Facility, Zany Brainy's borrowing availability was tied to a seasonal percentage of eligible inventory. Such formula included a limitation that Zany Brainy could not borrow any amounts that exceeded the lesser of (a) 65% of the cost of eligible inventories or (b) 85% of the appraisal value of eligible inventories, subject to additional reserves imposed by the bank.

In connection with the Filing, Zany Brainy obtained a two-year, $115.0 million debtor-in-possession credit facility from Wells Fargo Retail Finance, LLC, as Agent for itself and other lenders that may join the credit facility from time-to-time (the "DIP Facility"). The DIP Facility is secured with substantially all of Zany Brainy's assets. The DIP Facility includes a credit line of up to $100.0 million bearing interest at the prime rate plus 1.75% or, if Zany Brainy elects, at an annual rate of LIBOR plus 3.5%, and an additional line of credit of $15.0 million bearing interest at 14.5% per annum. The DIP Facility requires Zany Brainy to comply with various financial covenants and contains certain restrictions upon the operations of the business, including restrictions upon the ability to borrow additional money, pay dividends, divest assets, make additional corporate investments, and increase compensation paid to directors, officers and senior management employees. On August 4, 2001, we had an outstanding balance under the DIP Facility of approximately $54.7 million ($10.0 million bearing interest at 14.5% and approximately $44.7 million bearing at 8.75%). Of this amount, approximately $45.0 million, including a $1.7 million termination fee, was used to repay the Credit Facility which was terminated on May 17, 2001.

Seasonality of Business

     Seasonal shopping patterns affect Zany Brainy's business. A significant portion of Zany Brainy's sales occurs in the fourth quarter, coinciding with the Christmas holiday shopping season. Therefore, results of operations for the entire year depend heavily on fourth quarter results and the success of the Christmas selling season.

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